UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

RENT-A-CENTER COMMENTS ON GLASS LEWIS REPORT

Rent-A-Center Urges Stockholders to Vote “FOR” Rent-A-Center Director Nominees

on the WHITE Proxy Card

PLANO, Texas – June 1, 2017 – Rent-A-Center, Inc. (NASDAQ/NGS:RCII) (“Rent-A-Center” or the “Company”), the nation’s largest rent-to-own operator, today issued the following statement in response to a report from Glass Lewis & Co., LLC (“Glass Lewis”) regarding the election of directors to Rent-A-Center’s Board at the Company’s Annual Meeting of Stockholders to be held on June 8, 2017:

We are pleased that Glass Lewis has joined Institutional Shareholder Services (“ISS”) in indicating that Rent-A-Center stockholders support Mark Speese, our Chief Executive Officer and the Chairman of our Board of Directors. In addition, Glass Lewis also recognizes Rent-A-Center’s “thorough strategy to address a number of operational issues at the Company, particularly at the Core U.S. segment by optimizing pricing strategy, contract terms, product mix and operations.” Further, Glass Lewis also reached the same conclusion as the Company in stating that the Company’s “turnaround plan provides shareholders with compelling upside potential and that now may not be the best time to sell the Company.”1

However, we believe that Glass Lewis reached the wrong conclusion in failing to recommend that Rent-A-Center stockholders vote for ALL of the Company’s highly qualified and experienced director nominees.

The Rent-A-Center Board unanimously recommends that stockholders vote “FOR” the Company’s three highly qualified nominees – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – on the WHITE proxy card, which is a vote in favor of a Board that is committed to taking decisive actions to drive growth, improve profitability and maximize value for ALL Rent-A-Center stockholders.

•	Mark E. Speese: As a founder of the Company, Mr. Speese brings to the Board leadership, unparalleled knowledge of our business and the rent-to-own industry, extensive operations experience and a strong strategic vision for the Company, in addition to being the largest individual holder of Rent-A-Center stock. Glass Lewis acknowledges Mr. Speese’s “deep operating experience at the Company” and “track record of shareholder value at the Company during his prior tenure as CEO until January 2014.”

•	Jeffery M. Jackson: Mr. Jackson adds financial expertise and comprehensive involvement in emerging technological trends, including those in data analytics and mobile marketing and distribution, as well enterprise software and large technological transformations.

[1]	Permission for quotations neither sought nor obtained

•	Leonard H. Roberts: Mr. Roberts’ experience as a CEO of several multi-unit retail companies brings directly relevant experience and a unique perspective in retail marketing, as well as significant financial expertise.

Engaged Capital’s nominees bring no incremental skills to the current Board, including relevant management and retailing experience. Further, its nominees will be first and foremost loyal to Engaged Capital, pursuing an agenda to run a sale process regardless of how value destructive it may be for all Rent-A-Center stockholders. Notably:

•	Christopher B. Hetrick has neither public company management or board experience nor retail or operating experience, and is directly beholden to Engaged Capital as his principal employer.

•	Jeffrey J. Brown has no retail operating experience and oversaw RCS Capital Corp. as a director during the two years leading to the company’s filing for Chapter 11 bankruptcy in 2016 and its settlement with the Massachusetts Secretary of the Commonwealth, Securities Division in 2015.

•	Mitchell E. Fadel, as former President and COO of Rent-A-Center, spearheaded several implementation and operational missteps and was requested to resign from the Rent-A-Center Board. As Glass Lewis acknowledges, Mr. Fadel’s “operational experience overlaps considerably with that of Mr. Speese, whom Mr. Fadel reported to for more than a decade as COO of RAC while Mr. Speese served as CEO.”

Rent-A-Center stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. The Company advises stockholders to protect the value of their investment and use the WHITE proxy card to vote “FOR” all three of Rent-A-Center’s director nominees and discard any Blue proxy card received from Engaged Capital.

If you have any questions, or need assistance voting

your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 259-6290

Email: Info@okapipartners.com

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Contacts

Investors:

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

and

Okapi Partners LLC

Bruce H. Goldfarb / Chuck Garske / Teresa Huang

212-297-0720

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / James Golden / Matthew Gross

212-355-4449